Exhibit 107

Calculation of Filing Fee Table

FORM S-3

(Form Type)

ILLINOIS TOOL WORKS INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	3.250% Notes due 2028	457(r)	€650,000,000	99.525%	$699,894,633.75	0.00014760	$103,304.45

Fees to Be Paid	Debt	3.375% Notes due 2032	457(r)	€850,000,000	99.072%	$911,080,972.80	0.00014760	$134,475.55

	Total Offering Amounts					$1,610,975,606.55

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$237,780.00

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended, based on the May 14, 2024 Euro/U.S.$ exchange rate of €1.00/$1.0819, as reported by Bloomberg.

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate offering price of that offering is $1,610,975,606.55.